140304

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	**20150275681-77**
Barbara K. Cegavske	Filing Date and Time
Secretary of State	**06/18/2015 8:00 AM**
State of Nevada	Entity Number
	C7442-1989

Articles of Conversion

(PURSUANT TO NRS 92A.205)

Page 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

PLEASE NOTE: The charter document for the resulting entity *must* be submitted/filed simultaneously with the articles of conversion.

Articles of Conversion
(Pursuant to NRS 92A.205)

1. Name and jurisdiction of organization of constituent entity and resulting entity:

ProPhase Labs, Inc.
Name of constituent entity

Nevada	Corporation
Jurisdiction	Entity type *

and,

ProPhase Labs, Inc.
Name of resulting entity

Delaware	Corporation
Jurisdiction	Entity type *

2. A plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity.

3. Location of plan of conversion: (check one)

- [X] **The entire plan of conversion is attached to these articles.**
- [ ] **The complete executed plan of conversion is on file at the registered office or principal place of business of the resulting entity.**
- [ ] **The complete executed plan of conversion for the resulting domestic limited *partnership is* on file at the records office required by NRS 88.330.**

* corporation, limited partnership, limited-liability limited partnership, limited-liability company or business trust .

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Conversion

(PURSUANT TO NRS 92A.205)

Page 2

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

4. Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the resulting entity in the conversion):

Attn: ProPhase Labs, Inc.

c/o: United Corporate Services, Inc.
874 Walker Road
Suite C
Dover, DE 19904

5. Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed)

Date: June 18, 2015 **Time:** 5:00 PM EST

6. Signatures - must be signed by:

1. If constituent entity is a Nevada entity: an officer of each Nevada corporation; all general partners of each Nevada limited partnership or limited-liability limited partnership; a manager of each Nevada limited-liability company with managers or one member if there are no managers; a trustee of each Nevada business trust; a managing partner of a Nevada limited-liability partnership (a.k.a. general partnership governed by NRS chapter 87).

2. If constituent entity is a foreign entity: must be signed by the constituent entity in the manner provided by the law governing it.

ProPhase Labs, Inc.

Name of *constituent* entity

X [signature]

Signature

Chief Financial Officer
Chief Operating Officer

Title

June 16, 2015

Date

* Pursuant to NRS 92A.205(4) if the conversion takes effect on a later date specified in the articles of conversion pursuant to NRS 92A.240, the constituent document filed with the Secretary of State pursuant to paragraph (b) subsection 1 must state the name and the jurisdiction of the constituent entity and that the existence of the resulting entity does not begin until the later date. **This statement must be included within the resulting entity's articles.**

FILING FEE: $350.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

PLAN OF CONVERSION

THIS PLAN OF CONVERSION (this "Plan") is adopted this 16th day of June, 2015, by ProPhase Labs, Inc., a Nevada corporation ("ProPhase-NV" or the "Company"), for the purpose of converting ProPhase-NV into a Delaware corporation to be known as ProPhase Labs, Inc. (the "Resulting Entity"), in accordance with the provisions of the Nevada Revised Statutes and the Delaware General Corporation Law (the "Conversion").

RECITALS

WHEREAS, the Board of Directors and stockholders of ProPhase-NV have approved the Conversion;

WHEREAS, in order to effect the Conversion, ProPhase-NV has adopted this Plan for the purpose of setting forth the manner and terms on which ProPhase-NV will continue its existence under the laws of the State of Delaware, including, without limitation, the method for effecting the Conversion and the manner and basis for converting ProPhase-NV's outstanding shares of stock into outstanding shares of stock of the Resulting Entity; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Conversion qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations promulgated thereunder.

NOW, THEREFORE, BE IT KNOWN, that:

Section 1. Conversion. The name of the converting entity is ProPhase Labs, Inc. At the Effective Time (as defined below), ProPhase-NV shall be converted into a Delaware corporation under the name ProPhase Labs, Inc.

Section 2. Effective Time. Provided that this Plan has not been terminated or deferred pursuant to Section 12 hereof, or unless another date and time is specified, the Conversion of ProPhase-NV into the Resulting Entity shall be effective (the "Effective Time") at 5:00 PM eastern standard time following: (a) the filing of a duly executed Articles of Conversion with the Secretary of State of the State of Nevada; and (b) the filing with the Secretary of State of the State of Delaware of (i) a duly executed Certificate of Conversion, and (ii) a duly executed Certificate of Incorporation of the Resulting Entity in the form specified below.

Section 3. Effect of Conversion.

(a) At the Effective Time, ProPhase-NV shall continue its existence in the organizational form of the Resulting Entity. At the Effective Time, the Resulting Entity shall be formed as a corporation existing under the laws of the State of Delaware. Following the Conversion, the Resulting Entity shall, for all purposes of the laws of the State of Delaware and Nevada, be deemed to be the same entity as ProPhase-NV. At the Effective Time, all of the rights, privileges and powers of ProPhase-NV, and all property, real, personal and mixed, and all debts due to ProPhase-NV, as well as all other things and causes of action belonging to ProPhase-NV, shall remain vested in the Resulting Entity and shall be the property of the Resulting Entity and the title to any real property vested by deed or otherwise in ProPhase-NV shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of ProPhase-NV shall be preserved unimpaired, and all debts, liabilities and duties of ProPhase-NV shall remain attached to the Resulting Entity, and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. The rights, privileges, powers and interests in property of ProPhase-NV, as well as the debts, liabilities and duties of ProPhase-NV, shall not be deemed, as a consequence of the conversion, to have been transferred to the Resulting Entity for any purpose of the laws of the State of Delaware. The Conversion shall not be deemed to affect any obligations or liabilities of ProPhase-NV incurred prior to the Effective Time or the personal liability of any person incurred prior thereto. ProPhase-NV shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not be deemed to constitute a dissolution of ProPhase-NV and shall constitute a continuation of the existence of Nevada in the form of a Delaware corporation.

(b) ProPhase-NV intends for the Conversion to constitute a reorganization qualifying under Section 368(a) of the Code and the Treasury regulations promulgated thereunder.

Section 4. Governance and Other Matters Related to the Resulting Entity.

(a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Resulting Entity shall be as set forth in Exhibit A attached hereto (the "Certificate of Incorporation") and shall be filed with the Secretary of State of the State of Delaware.

(b) Bylaws. At the Effective Time, the Bylaws of the Resulting Entity shall be as set forth in Exhibit B attached hereto (the "Bylaws"), and shall be adopted as such by the board of directors of the Resulting Entity. Thereafter, the Bylaws may be amended by the board of directors or the stockholders of the Resulting Entity as provided in the Bylaws and the Certificate of Incorporation, as applicable.

(c) Directors and Officers. At the Effective Time, all directors and officers of ProPhase-NV immediately prior to the Effective Time shall become directors and officers, of the Resulting Entity, respectively, until the expiration of their respective terms of office and until their successors have been duly elected and have qualified, or until their earlier death, resignation or removal. After the Effective Time, the Resulting Entity and its board of directors shall take any necessary actions to cause each of such individuals to be appointed or to confirm such appointments.

Section 5. Effect of the Conversion on the Stock of ProPhase-NV. At the Effective Time, each one (1) outstanding share of ProPhase-NV shall, without any action of the part of the holder thereof, be converted into a like class of one (1) validly issued, fully paid, and nonassessable share of the Resulting Entity. Following the Effective Time, all shares of ProPhase-NV stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of ProPhase-NV stock immediately prior to the Effective Time shall cease to have any rights with respect thereto.

Section 6. Stock Certificates. From and after the Effective Time, all of the outstanding certificates that prior to that time represented shares of ProPhase-NV capital stock shall be deemed for all purposes to evidence ownership of and to represent the shares of the Resulting Entity capital stock into which the shares represented by such certificates have been converted as provided herein. The registered owner on the books and records of the Resulting Entity or its transfer agent of any such outstanding stock certificate shall, until such certificate is surrendered for transfer or conversion or otherwise accounted for to the Resulting Entity or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Resulting Entity evidenced by such outstanding certificate as provided above.

Section 7. Employee Benefit and Compensation Plans. At the Effective Time, each employee benefit plan, incentive compensation plan, stock purchase plan, stock option agreement and other similar plans and agreements to which ProPhase-NV is then a party shall be automatically assumed by, and continue to be the plan of, the Resulting Entity, without further action by ProPhase-NV or the Resulting Entity or any other party thereto. To the extent any employee benefit plan, incentive compensation plan, stock option agreement or other similar plan provides for the issuance or purchase of, or otherwise relates to, shares of ProPhase-NV's capital stock, after the Effective Time, such plan or agreement shall be deemed to provide for the issuance or purchase of, or otherwise relate to, shares of the Resulting Entity's capital stock.

Section 8. Filings, Licenses, Permits, Titled Property, Etc. As necessary, following the Effective Time, the Resulting Entity shall apply for new qualifications to conduct business (including as a foreign corporation), licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect the fact that it is a corporation duly formed and validly existing under the laws of the State of Delaware. As required or appropriate, following the Effective Time, all real, personal or intangible property of ProPhase-NV which was titled or registered in the name of ProPhase-NV shall be re-titled or re-registered, as applicable, in the name of the Resulting Entity by appropriate filings or notices to the appropriate parties (including, without limitation, any applicable governmental agencies).

Section 9. Further Assurances. If, at any time after the Effective Time, the Resulting Entity shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan to vest, perfect or confirm, of record or otherwise, in the Resulting Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of ProPhase-NV, or to otherwise carry out the purposes of this Plan, the Resulting Entity and its proper officers and directors (or their designees), are hereby authorized to execute and deliver, in the name and on behalf of ProPhase-NV, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of ProPhase-NV, all such other acts and things necessary, desirable to vest, perfect or confirm, of record or otherwise, in

the Resulting Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of ProPhase-NV, or to otherwise carry out the purposes of this Plan and the Conversion.

Section 10. Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the board of directors of ProPhase-NV and, upon the Effective Time, by the board of directors of the Resulting Entity, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of ProPhase-NV or the Resulting Entity, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties.

Section 11. Amendment. This Plan may be amended or modified by the board of directors of ProPhase-NV at any time prior to the Effective Time, provided that such an amendment shall not alter or change (a) the amount or kind of shares or other securities to be received hereunder by the stockholders of ProPhase-NV, (b) any term of the Certificate of Incorporation or the Bylaws, other than changes permitted to be made without stockholder approval by the Delaware General Corporation Law, or (c) any of the terms and conditions of this Plan if such alteration or change would adversely affect the holders of any class or series of the stock of ProPhase-NV.

Section 12. Termination or Deferral. At any time before the Effective Time, (a) this Plan may be terminated and the Conversion may be abandoned by action of the board of directors of ProPhase-NV, notwithstanding the approval of this Plan by the stockholders of ProPhase-NV, or (b) the consummation of the Conversion may be deferred for a reasonable period of time if, in the opinion of the board of directors of ProPhase-NV, such action would be in the best interest of ProPhase-NV and its stockholders. In the event of termination of this Plan, this Plan shall become void and of no effect and there shall be no liability on the part of ProPhase-NV, its board of directors or stockholders with respect thereto.

Section 13. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.

Section 14. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

[*Remainder of Page Intentionally Blank; Signature Page Follows*]

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized representative as of this 16th day of June, 2015.

PROPHASE LABS, INC.,
a Nevada corporation

By: ______________________________
Name: Ted Karkus
Title: Chairman and Chief Executive Officer

PROPHASE LABS, INC.,
a Delaware corporation

By: ______________________________
Name: Ted Karkus
Title: Chairman and Chief Executive Officer